Exhibit 99.1

HVAC Division

(A business of ABB Ltd)

Combined Financial Statements

December 31, 2013, 2012, and 2011

(With Independent Auditors’ Report Thereon)

HVAC Division

(A business of ABB Ltd)

December 31, 2013, 2012 and 2011

Table of Contents

Independent Auditors’ Report	3
Combined Statements of Operations	5
Combined Statements of Comprehensive Income	6
Combined Statements of Financial Position	7
Combined Statements of Cash Flows	8
Combined Statements of Changes in Parent Company Equity	9
Notes to Combined Financial Statements	10

Independent Auditors’ Report

ABB Ltd:

We have audited the accompanying combined financial statements of the HVAC Division (a business of ABB Ltd), which comprise the combined statements of financial position as of December 31, 2013 and December 31, 2012 (Successor), and the related combined statements of operations, comprehensive income, changes in parent company equity, and cash flows for the year ended December 31, 2013 and the period from May 16, 2012 through December 31, 2012 (Successor), and for the period from January 1, 2012 through May 15, 2012 and the year ended December 31, 2011 (Predecessor), and the related notes to the combined financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these combined financial statements in accordance with U.S. generally accepted accounting principles; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of combined financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these combined financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the combined financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the combined financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the combined financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the combined financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the combined financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.

Opinion

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of the HVAC Division (a business of ABB Ltd) as of December 31, 2013 and December 31, 2012 (Successor), and the results of their operations and their cash flows for the year ended December 31, 2013 and the period from May 16, 2012 through December 31, 2012 (Successor), and for the period from January 1, 2012 through May 15, 2012 and the year ended December 31, 2011 (Predecessor), in accordance with U.S. generally accepted accounting principles.

Other Matter

As discussed in Note 1 to the combined financial statements, ABB Ltd acquired Thomas & Betts Corporation on May 16, 2012. In connection with this acquisition, ABB Ltd applied the acquisition (purchase) method of accounting for the business combination in conformity with ASC Topic 805, Business Combinations, effective as of May 16, 2012. Under this method, the purchase consideration was allocated to the net assets, including identifiable intangible assets, of Thomas & Betts Corporation to report the net assets at fair value. As discussed in Note 2 to the combined financial statements, the fair value adjustments were also allocated to the net assets of the HVAC Division effective as of May 16, 2012. Therefore, the combined financial statements of the HVAC Division prior to May 16, 2012 are not comparable to the combined financial statements for periods after May 16, 2012.

Memphis, Tennessee	/s/ KPMG LLP
July 8, 2014

HVAC Division

(A business of ABB Ltd)

Combined Statements of Operations

(In thousands)

	Successor		Predecessor
	Year ended December 31, 2013	May 16, 2012 to December 31, 2012	January 1, 2012 to May 15, 2012	Year ended December 31, 2011
Net sales	$159,173	$99,302	$56,331	$141,525
Cost of sales	100,004	64,886	36,231	96,812

Gross profit	59,169	34,416	20,100	44,713
Selling, general and administrative expenses	39,988	25,021	14,038	31,778
Acquisition-related expenses	–	3,083	2,871	–

Earnings from operations	19,181	6,312	3,191	12,935
Other expenses, net	3	158	8	49

Earnings before income taxes	19,178	6,154	3,183	12,886
Income tax provision	5,799	1,592	951	3,644

Net earnings	$13,379	$4,562	$2,232	$9,242

See accompanying notes to combined financial statements

HVAC Division

(A business of ABB Ltd)

Combined Statements of Comprehensive Income

(In thousands)

	Successor		Predecessor
	Year ended December 31, 2013	May 16, 2012 to December 31, 2012	January 1, 2012 to May 15, 2012	Year ended December 31, 2011
Net earnings	$13,379	$4,562	$2,232	$9,242
Other comprehensive income (loss):
Foreign currency translation adjustments	1,712	1,730	(428)	(865)
Pension and other postretirement benefits, net of tax	238	(224)	(9)	12

Other comprehensive income (loss)	1,950	1,506	(437)	(853)

Comprehensive income	$15,329	$6,068	$1,795	$8,389

See accompanying notes to combined financial statements

HVAC Division

(A business of ABB Ltd)

Combined Statements of Financial Position

December 31, 2013 and 2012

(In thousands)

	Successor
	2013	2012
ASSETS
Current assets:
Receivables, net of allowances of $1,113 and $1,206	$30,255	$28,046
Inventories	15,816	15,372
Other current assets	2,521	3,592

Total current assets	48,592	47,010
Property, plant and equipment, net	14,395	15,566
Goodwill	99,515	99,515
Other intangible assets, net	54,114	60,796
Other assets	1,181	1,287

Total assets	$217,797	$224,174

LIABILITIES AND PARENT COMPANY EQUITY
Current liabilities:
Accounts payable	$20,233	$20,075
Accrued liabilities	8,164	8,950

Total current liabilities	28,397	29,025

Long-Term liabilities:
Long-term benefit plan liabilities	1,117	1,496
Other long-term liabilities	1,080	1,207
Deferred income taxes	24,816	27,299
Commitments and contingencies (Notes 11 and 12)
Parent Company equity:
Net Parent Investment	158,931	163,641
Accumulated other comprehensive income	3,456	1,506

Total Parent Company equity	162,387	165,147

Total liabilities and Parent Company equity	$217,797	$224,174

See accompanying notes to combined financial statements

HVAC Division

(A business of ABB Ltd)

Combined Statements of Cash Flows

(In thousands)

	Successor		Predecessor
	Year ended December 31, 2013	May 16, 2012 to December 31, 2012	January 1, 2012 to May 15, 2012	Year ended December 31, 2011
Cash flows from operating activities:
Net earnings	$13,379	$4,562	$2,232	$9,242
Adjustments:
Depreciation and amortization	9,739	6,533	1,945	4,155
Share-based compensation expense	322	113	1,430	626
Deferred income taxes	(1,974)	(2,311)	(210)	(933)
Changes in operating assets and liabilities, net of acquisitions and foreign exchange effects:
Receivables	(2,482)	(6,175)	8,928	(3,327)
Inventories	(696)	2,777	(2,507)	742
Accounts payable	577	9,148	(9,192)	2,512
Accrued liabilities	(626)	1,084	(259)	(2,270)
Other	2,223	2,304	176	(1,526)

Net cash provided by (used in) operating activities	20,462	18,035	2,543	9,221

Cash flows from investing activities:
Purchase of business, net of cash acquired	–	–	–	(29,185)
Purchases of property, plant and equipment	(1,953)	(1,932)	(795)	(2,407)
Proceeds from sale of property, plant and equipment	23	51	23	471

Net cash provided by (used in) investing activities	(1,930)	(1,881)	(772)	(31,121)

Cash flows from financing activities:
Payments of capital leases	(121)	(120)	(72)	(115)
Change in Net Parent Investment	(18,411)	(16,034)	(1,699)	22,015

Net cash provided by (used in) financing activities	(18,532)	(16,154)	(1,771)	21,900

Net increase (decrease) in cash	–	–	–	–
Cash, beginning of period	–	–	–	–

Cash, end of period	$–	$–	$–	$–

See accompanying notes to combined financial statements

HVAC Division

(A business of ABB Ltd)

Combined Statements of Changes in Parent Company Equity

(In thousands)

	Net Parent Investment	Accumulated other comprehensive income (loss)	Total Parent Company equity
Predecessor
Balance at December 31, 2010	$20,126	$1,775	$21,901
Net earnings	9,242	–	9,242
Transfer (to) from Parent Company	22,642	–	22,642
Foreign currency translation adjustment	–	(865)	(865)
Pension and other postretirement benefits, net of tax	–	12	12

Balance at December 31, 2011	52,010	922	52,932
Net earnings	2,232	–	2,232
Transfer (to) from Parent Company	(271)	–	(271)
Foreign currency translation adjustment	–	(428)	(428)
Pension and other postretirement benefits, net of tax	–	(9)	(9)

Balance at May 15, 2012	$53,971	$485	$54,456

Successor
Balance at May 16, 2012	$175,000	$–	$175,000
Net earnings	4,562	–	4,562
Transfer (to) from Parent Company	(15,921)	–	(15,921)
Foreign currency translation adjustment	–	1,730	1,730
Pension and other postretirement benefits, net of tax	–	(224)	(224)

Balance at December 31, 2012	163,641	1,506	165,147
Net earnings	13,379	–	13,379
Transfer (to) from Parent Company	(18,089)	–	(18,089)
Foreign currency translation adjustment	–	1,712	1,712
Pension and other postretirement benefits, net of tax	–	238	238

Balance at December 31, 2013	$158,931	$3,456	$162,387

See accompanying notes to combined financial statements

HVAC Division

(A business of ABB Ltd)

Notes to Combined Financial Statements

December 31, 2013, 2012 and 2011

1. Nature of Operations

The accompanying combined financial statements present, on a historical cost basis, the combined assets, liabilities, revenues and expenses relating to the Heating, Ventilation and Air Conditioning division (HVAC, HVAC Division, or the Business) owned by ABB Ltd (“ABB” or “the Successor”) during the periods presented in these financial statements. ABB is a leader in power and automation technologies that enable utility and industry customers to improve their performance while lowering environmental impact. ABB acquired the Business on May 16, 2012 through its acquisition of Thomas & Betts Corporation (TNB or the Predecessor), a global leader in the design, manufacture, and marketing of essential components used to manage the connection, distribution, transmission and reliability of electrical power in industrial, construction and utility applications with its headquarters in Tennessee. On April 30, 2014, Nortek, Inc. (Nortek) acquired the Business from ABB for approximately $260 million on a cash and debt-free basis. Nortek is a global diversified company with leading brands and innovative air management and technology-driven products and solutions for residential and commercial applications.

HVAC designs, manufactures and markets heating, ventilation and air conditioning products for commercial and industrial buildings. Products in this segment include gas, oil and electric unit heaters, gas-fired duct furnaces, indirect and direct gas-fired make-up air, infrared heaters and evaporative cooling and heat recovery products. These products are sold primarily under the Reznor and AmbiRad brand names through heating, ventilation, and air conditioning distributors, and mechanical and refrigeration distributors, throughout North America and Europe.

2. Basis of Presentation

On May 16, 2012, ABB acquired all outstanding shares of TNB for $72 per share in cash. The resulting cash outflows for ABB amounted to $3,700.0 million, representing $3,282.0 million for the purchase of the shares (net of cash acquired of $521.0 million), $94.0 million related to cash settlement of TNB options held at acquisition date and $324.0 million for the repayment of debt assumed upon acquisition.

Based on HVAC’s relative enterprise value to the total purchase consideration, fair value adjustments were pushed down to the combined financial statements of HVAC to state its net assets as of the acquisition date at fair value. The allocation of HVAC’s estimated enterprise value and the fair value adjustments resulted in goodwill of approximately $99.5 million and other intangible assets of approximately $65.0 million. These intangible assets consist primarily of customer relationships, tradenames, and technology assets with estimated lives of 17 years, 10 years, and 5 years, respectively. The fair value of property, plant, and equipment was $16.3 million.

As a result of the new basis of accounting established, the accompanying 2012 combined financial statements are presented for two periods to show the financial results of the Business for the period after the acquisition (Successor) and the period prior to the acquisition (Predecessor). These periods relate to the accounting periods preceding and succeeding the push-down of ABB’s cost basis. The Predecessor and Successor periods have been separated by a vertical line on the face of the combined financial statements to highlight the fact that the financial information has been prepared under different bases of accounting. The accounting policies followed by the Business in the preparation of its combined financial statements for the Successor period are consistent with those of the Predecessor period.

HVAC Division

(A business of ABB Ltd)

Notes to Combined Financial Statements

December 31, 2013, 2012 and 2011

For the periods prior to May 16, 2012, TNB’s relationship with the Business was that of the Parent, as the Business operated as a part of TNB’s consolidated operations. As a result of the acquisition, ABB became the Parent of the Business effective May 16, 2012, and subsequent to that date, the Business operated as a part of ABB. Accordingly, references to “the Parent” or “the Corporation” included in the notes to combined financial statements refer to ABB for periods subsequent to May 16, 2012 (Successor) and TNB for all periods prior to May 16, 2012 (Predecessor).

The accompanying financial statements present the assets, liabilities, revenues and expenses related to the Business. Throughout the periods covered by the combined financial statements, the Business operated as a single reportable segment within the Parent. These financial statements were derived from the financial statements and accounting records of the Corporation.

Separate stand-alone financial statements have not been prepared historically for the Business and financial statement audits have not been conducted for the Business on a stand-alone basis. These combined financial statements have been prepared as a condition of the April 30, 2014 sale of the Business to Nortek. These combined financial statements reflect the stand-alone financial position and the related results of operations, cash flows, and changes in parent company equity for the Business described above in a manner consistent with how the Parent (ABB and TNB) historically managed the Business and as though the Business had been a stand-alone entity as of and for the periods ended December 31, 2013, December 31, 2012, May 15, 2012, and December 31, 2011. The historical results of operations, financial position, and cash flows of the Business presented in these combined financial statements may not be indicative of what they would have been had the Business actually been a separate stand-alone entity, nor are they necessarily indicative of the Business’ future results of operations, financial position and cash flows.

The accompanying combined financial statements and notes are those of the Business and its subsidiaries. All intercompany transactions and balances have been eliminated. Transactions between the Business and other businesses of the Corporation are reflected as related party transactions (note 13). The accompanying combined financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP).

The combined statements of operations include all revenues and costs directly attributable to the Business, including costs for facilities, functions, and services used by the Business. Costs for certain functions and services performed by the Parent on behalf of the Business are directly charged to the Business based on usage or other allocation methods. The results of operations also include allocations of (i) costs for administrative functions and services performed on behalf of the Business by centralized staff groups within the Parent, (ii) the Parent’s general corporate expenses, and (iii) certain pension and other postretirement benefit costs and stock-based compensation expenses for participation by HVAC employees in the Parent’s pension, postretirement, and equity compensation plans (See note 13 for a description of the allocation methodologies employed). As more fully described in note 8, current and deferred income taxes and related income tax expense have been determined based on the stand-alone results of the Business by applying Accounting Standards Codification (ASC) 740, Income Taxes, as if the Business were a separate taxpayer (i.e., following the separate return method).

The Parent uses a centralized approach to cash management and financing its operations. Accordingly, cash, cash equivalents, debt, and related interest expense have not been allocated to the Business in the combined financial statements. Transactions between the Parent and the Business are accounted for through net parent investment (see note 13 for further description). Transactions between the Parent and the Business are deemed to have been settled immediately through net parent investment.

HVAC Division

(A business of ABB Ltd)

Notes to Combined Financial Statements

December 31, 2013, 2012 and 2011

All charges and allocations of costs for facilities, functions, and services performed by the Parent organizations have been deemed paid by the Business to the Parent, in cash, in the period in which the cost was recorded in the combined statements of operations. Allocations to the Business of current income taxes payable are deemed to have been remitted, in cash, to the Parent in the period the related tax expense was recorded. Due to the Parent’s centralized approach to cash management and financing, all cash transactions are accounted for through net parent investment.

The Business’ fiscal year begins on January 1 and ends on December 31. Unless otherwise stated, references to years relate to the Business’ fiscal years.

3. Summary of Significant Accounting Policies

(a) Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the applicable reporting period. Due to the inherent uncertainty involved in making estimates, actual results could differ from those estimates.

(b) Revenue Recognition

The Business recognizes revenue when products are shipped and the customer takes ownership and assumes risk of loss, collection of the related receivable is probable, persuasive evidence of an arrangement exists and the sales price is fixed or determinable. Sales discounts, volume incentive discounts, and allowances are determined based on contractual commitments and experience and recorded as a reduction of revenue in the period in which the sale is recognized.

(c) Foreign Currency Translation

Financial statements of non-U.S. subsidiaries are translated into U.S. dollars using the exchange rate at each balance sheet date for assets and liabilities and a weighted-average exchange rate for each period for revenues, expenses, gains and losses. Where the local currency is the functional currency, translation adjustments are recorded as accumulated other comprehensive income (loss). Where the transaction currency differs from the functional currency, transaction adjustments are recorded in income.

(d) Credit Risk

Credit risk with respect to trade receivables is not highly concentrated as a large number of customers comprise the Business’ customer base and they are dispersed across many different industries and geographic areas.

(e) Inventory Valuation

Inventories are stated at the lower of cost or market. Cost is determined using the first-in, first-out (FIFO) method.

(f) Property, Plant and Equipment

Property, plant and equipment are stated at cost. Expenditures for maintenance and repair are charged to expense as incurred. Major renewals and betterments that significantly extend the lives of assets are capitalized. Depreciation is computed principally on the straight-line method over the estimated useful lives of the assets, which range principally from five to 45 years for buildings, three to 10 years for machinery and equipment, and the lesser of the underlying lease term or 10 years for land and leasehold improvements.

(g) Goodwill and Other Intangible Assets

The Business applies the acquisition (purchase) method of accounting for all business combinations. Under this method, all assets and liabilities acquired in a business combination, including indefinite-lived intangibles and other intangibles, are recorded at fair value. The purchase price allocation requires subjective judgments concerning estimates of the fair value of the acquired assets and liabilities. The 2012 Successor period includes fair value adjustments and residual goodwill resulting from ABB’s acquisition of TNB. Goodwill consists principally of the excess of cost over the fair value of net assets acquired in business combinations and is not amortized. Intangible assets with indefinite lives are not amortized and intangible assets with finite lives are amortized over periods ranging from 2 to 17 years. For each amortizable intangible asset, the Business uses the straight-line method of amortization consistent with the pattern in which the economic benefits of the intangible asset are consumed.

HVAC Division

(A business of ABB Ltd)

Notes to Combined Financial Statements

December 31, 2013, 2012 and 2011

The Business performs an annual impairment test of goodwill and indefinite-lived intangible assets. The Business performs its annual impairment assessment as of the beginning of the fourth quarter of each year, unless circumstances dictate more frequent interim assessments.

In conjunction with each test of goodwill, the Business performs a qualitative assessment to determine if it is more likely than not that the fair value of the reporting unit is less than its carrying amount. If based on the results of this qualitative assessment it is more likely than not that the fair value of the reporting unit is less than its carrying amount, goodwill may be impaired, and the Business must perform a second more detailed impairment assessment. The second impairment assessment involves allocating the fair value to all of its recognized and unrecognized assets and liabilities in order to determine the implied fair value of the goodwill as of the assessment date. The implied fair value of the goodwill is then compared to the carrying amount of goodwill to quantify an impairment charge as of the assessment date. The Business’ annual assessment of goodwill as of the beginning of fourth quarter of 2013, 2012, and 2011 concluded that there was no impairment.

Methods used to determine fair values for indefinite-lived intangible assets involve customary valuation techniques that are applicable to the particular class of intangible asset and apply inputs and assumptions that management believes a market participant would use. The Business’ annual assessment of intangible assets with indefinite lives as of the beginning of the fourth quarter of 2011 concluded that there was no impairment. The Business’ indefinite lived intangible assets were valued at fair value in conjunction with the ABB acquisition and the push-down of the fair value adjustments. As a result of this valuation, no indefinite-lived intangible assets were identified in the 2012 Successor period which require an annual impairment assessment.

(h) Long-Lived Assets

The Business reviews long-lived assets to be held-and-used for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. Indications of impairment require significant judgment by management. For purposes of recognizing and measuring impairment of long-lived assets, the Business evaluates assets at the lowest level of identifiable cash flows for associated product groups. If the sum of the undiscounted expected future cash flows over the remaining useful life of the primary asset in the associated product groups is less than the carrying amount of the assets, the assets are considered to be impaired. Impairment losses are measured as the amount by which the carrying amount of the assets exceeds the fair value of the assets. When fair values are not available, the Business estimates fair values using the expected future discounted cash flows using assumptions which are believed to be consistent with those of market participants. Assets to be disposed of are reported at the lower of carrying amount or fair value less costs to dispose.

(i) Income Taxes

Historically, the results of the Business have been included in the consolidated federal and state income tax returns of the Corporation. For purposes of these stand-alone combined financial statements, the Business’ income tax provision was computed and reported using the separate return method. Income tax expense and other tax-related information contained in these combined financial statements are presented as if the Business files its own income tax returns on a stand-alone basis and are based on the prevailing statutory rates for U.S. Federal income taxes, statutory rates for foreign income taxes, and the composite state income tax rate for the Business. Use of the separate return method may result in significant differences when the sum of the amounts allocated to stand-alone tax provisions are compared with amounts presented in the Parent’s historical consolidated financial statements. Furthermore, certain tax attributes, e.g., tax credit carry forwards, reflected in the Parent’s historical consolidated financial statements may not exist at the stand-alone level.

HVAC Division

(A business of ABB Ltd)

Notes to Combined Financial Statements

December 31, 2013, 2012 and 2011

The Business uses the asset and liability method of accounting for income taxes. This method recognizes the expected future tax consequences of temporary differences between the book and tax bases of assets and liabilities and requires an evaluation of the reliability of deferred income tax assets based on more-likely-than-not criteria. The Business recognizes the effect of income tax positions only if those positions are more-likely-than-not to be sustained upon examination by the relevant taxing authority.

The Business’ policy is to record interest and penalties associated with the underpayment of income taxes as a component of income tax expense.

(j) Net Parent Investment

Net parent investment in the combined statements of financial position represents the Parent’s historical investment in the Business, which consists of accumulated net earnings and the net effect of transactions with and allocations from the Parent. Note 13 provides additional information regarding the allocation to the Business of corporate expenses incurred by the Parent.

(k) Pension and Other Postretirement Benefit Plans

The Parent has several pension and postretirement defined benefit plans covering certain employees and retiree groups. Minimum annual required contributions to the plans, if any, are based on laws and regulations of the applicable countries. Substantially all domestic defined benefit pension plans are closed to new entrants. Future pension plan benefit accruals were suspended after December 31, 2011 in the Corporation’s primary domestic pension plans covering non-bargaining employees and after December 31, 2012 at one location covered by the Business’ domestic pension plan for bargaining unit employees. The benefits include both plans specific to a particular business of the Parent as well as plans shared amongst the Parent’s businesses.

Plans specific to employees and retirees of the Business are accounted for as company sponsored plans. The Business recognizes the overfunded or underfunded status of benefit plans in its combined statements of financial position. Changes in funded status are recognized through comprehensive income in the year in which the change occurs. The Business uses the December 31 fiscal year end as the measurement date to account for the Business’ pension and other postretirement plans.

The Business provides certain health-care and life insurance benefits to certain retired employees. The Business is recognizing the estimated liability for those postretirement benefits over the estimated lives of the individuals covered and is not pre-funding that liability. All of these plans are closed to new entrants.

For plans that are shared amongst the Parent’s businesses, costs are reflected in the combined statements of operations as though the Business participates in a multiemployer arrangement.

The Business utilizes actuarial methods to recognize the expense for pension and other postretirement benefit plans. Inherent in the application of these actuarial methods are key assumptions, including, but not limited to, discount rates and expected long-term rates of return on plan assets. Changes in the related pension and other postretirement benefit costs may occur in the future arising from changes in the underlying assumptions, changes in the number and composition of plan participants and changes in the level of benefits provided.

HVAC Division

(A business of ABB Ltd)

Notes to Combined Financial Statements

December 31, 2013, 2012 and 2011

(l) Share-Based Payment Arrangements

Employees of the Business participate in equity compensation plans sponsored by the Parent. All share-based payments to employees are recognized as compensation expense in the Business’ combined statements of operations based on their grant-date fair values over the requisite service period.

(m) Research and Development

Research, development and engineering expenditures invested into new and improved products and processes are included in the Business’ selling, general, and administrative expenses in the combined statements of operations. Research and development expenditures were $5.6 million for the year ended December 31, 2013; $3.1 million for the Successor period May 16, 2012 to December 31, 2012; $2.0 million for the Predecessor period January 1, 2012 to May 15, 2012; and $4.7 million for the year ended December 31, 2011.

(n) Acquisition-related Expenses

Acquisition related expenses include employee change in control payments, accelerated vesting of TNB’s then outstanding stock-based compensation awards, and other direct employee expenses related to employees of the Business or as allocated to the Business. All amounts are attributed to the 2012 ABB acquisition and various contractual arrangements in place between TNB and its employees at the time of that acquisition.

(o) Fair Value Measurements

The Business measures its “financial” assets and liabilities and certain “nonfinancial” assets and liabilities at fair value and utilizes the established U.S. GAAP framework for measuring fair value and disclosing information about fair value measurements. Fair value is the price received to transfer an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Measuring fair value involves a hierarchy of valuation inputs used to measure fair value. This hierarchy prioritizes the inputs into three broad levels as follows: Level 1 inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities; Level 2 inputs are quoted prices for similar assets and liabilities in active markets or inputs that are observable for the asset or liability, either directly or indirectly; and, Level 3 inputs are unobservable inputs in which little or no market data exists, therefore requiring a company to develop its own valuation assumptions.

(p) Newly Issued Accounting Standards

In May 2011, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) 2011-04, “Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and International Financial Reporting Standards (IFRS).” This ASU is the result of joint efforts by the FASB and the International Accounting Standards Board to develop converged guidance on how to measure fair value and what disclosures to provide about fair value measurements. The ASU is largely consistent with existing fair value measurement principles in U.S. GAAP; however, it expands existing disclosure requirements for fair value measurements and makes other amendments, many of which eliminate unnecessary wording differences between U.S. GAAP and IFRS. This ASU is effective for interim and annual periods beginning after December 15, 2011 (calendar year 2012). The Business adopted the required provisions of this standard during the first quarter of 2012. The adoption of this standard did not have a material impact on the Business’ combined financial statements.

In June 2011, the FASB issued ASU 2011-05, “Presentation of Comprehensive Income,” to eliminate the option to present components of other comprehensive income as part of the statement of changes in stockholders’ equity and require that all non-owner changes in stockholders’ equity be presented either in a single continuous statement of comprehensive income or in two separate but consecutive statements. In both options, an entity is required to present each component of net income along with total net income, each component of other comprehensive income along with a total for other comprehensive income, and a total amount for comprehensive income. In December 2011, the FASB issued ASU 2011-12, “Comprehensive Income,” to effectively defer the changes from ASU 2011-05 that relate to the presentation of reclassification adjustments out of accumulated other comprehensive income. The amendments will be temporary to allow the FASB time to re-deliberate the presentation requirements for reclassifications out of accumulated other comprehensive income for annual and interim financial statements. This standard is effective for fiscal years, and interim periods within those years, beginning after December 15, 2011 (calendar year 2012) and must be applied retrospectively to all periods upon adoption. The Business adopted the required provisions of this standard during the first quarter of 2012. The adoption of this standard changed the presentation of the Business’ combined financial statements.

HVAC Division

(A business of ABB Ltd)

Notes to Combined Financial Statements

December 31, 2013, 2012 and 2011

4. Acquisitions

In July 2011, the Corporation acquired AmbiRad Group (“AmbiRad”), a leading manufacturer of specialized commercial and industrial heating and ventilation products which are sold throughout Europe and exported to other global markets, for approximately $29.7 million. The purchase price consisted of cash of $29.2 million and capital lease obligations assumed of approximately $0.5 million.

The following table summarizes fair values for the assets acquired and liabilities assumed at the date of acquisition (in thousands):

Fair Value of Consideration:
Cash paid, net of cash acquired	$29,185

Recognized amounts of identifiable assets acquired and liabilities assumed:
Current assets (primarily receivables and inventories)	$14,731
Property, plant and equipment	1,927
Identifiable intangible assets	18,800
Current liabilities	(8,667)
Capital lease obligations	(523)
Deferred tax liabilities	(4,516)

Total identifiable net assets	21,752
Goodwill	7,433

Net cash paid	$29,185

Of the $18.8 million of intangible assets, $6.6 million were assigned to intangible assets with indefinite lives (consisting of trade/brand names) and $12.2 million were assigned to intangible assets with estimated lives up to 7 years (consisting primarily of customer relationships). The results of these operations have been included in the combined financial statements of the Business since the acquisition date.

HVAC Division

(A business of ABB Ltd)

Notes to Combined Financial Statements

December 31, 2013, 2012 and 2011

5. Inventories

The following table reflects inventories at December 31, 2013 and 2012:

	Successor
	2013	2012
	(In thousands)
Finished goods	$3,961	$3,321
Work-in-process	3,139	2,582
Raw materials	8,716	9,469

Total inventories	$15,816	$15,372

6. Property, Plant and Equipment

The following table reflects property, plant and equipment at December 31, 2013 and 2012:

	Successor
	2013	2012
	(In thousands)
Land	$100	$100
Buildings	6,514	3,985
Machinery and equipment	12,744	11,147
Construction-in-progress	270	2,513

Gross property, plant and equipment	19,628	17,745
Less: Accumulated depreciation	(5,233)	(2,179)

Net property, plant and equipment	$14,395	$15,566

7. Goodwill and Other Intangible Assets

The following table reflects activity for goodwill during 2011, 2012, and 2013:

	Successor		Predecessor
	Year ended December 31, 2013	May 16, 2012 to December 31, 2012	January 1, 2012 to May 15, 2012	Year ended December 31, 2011
	(In thousands)		(In thousands)
Balance at beginning of period	$99,515	$99,515	$7,896	$652
Additions	–	–	–	7,433
Foreign currency translation adjustment	–	–	(13)	(189)

Balance at end of period	$99,515	$99,515	$7,883	$7,896

As discussed in note 2, goodwill as of May 16, 2012 was the result of the push down of the estimated enterprise value and fair value adjustments to the net assets of HVAC, resulting from the acquisition of TNB by ABB.

HVAC Division

(A business of ABB Ltd)

Notes to Combined Financial Statements

December 31, 2013, 2012 and 2011

The following table reflects activity for other intangible assets during 2011, 2012, and 2013 (in thousands):

	Balance at Beginning of Period	Additions	Amortization Expense	Foreign currency translation Adjustment	Balance at end of Period
	(In thousands)
Year ended December 31, 2011 (Predecessor)
Intangible assets subject to amortization	$66	$12,200	$–	$(298)	$11,968
Accumulated amortization	(64)	–	(1,531)	24	(1,571)

	2	12,200	(1,531)	(274)	10,397

Other intangible assets not subject to amortization	3,725	6,600	–	(194)	10,131

Total	$3,727	$18,800	$(1,531)	$(468)	$20,528

January 1, 2012 to May 15, 2012 (Predecessor)
Intangible assets subject to amortization	$11,968	$–	$–	$(62)	$11,906
Accumulated amortization	(1,571)	–	(860)	9	(2,422)

	10,397	–	(860)	(53)	9,484
Other intangible assets not subject to amortization	10,131	–	–	(53)	10,078

Total	$20,528	$–	$(860)	$(106)	$19,562

May 16, 2012 to December 31, 2012 (Successor)
Intangible assets subject to amortization	$64,972	$–	$–	$–	$64,972
Accumulated amortization	–	–	(4,176)	–	(4,176)

	64,972	–	(4,176)	–	60,796

Other intangible assets not subject to amortization	–	–	–	–	–

Total	$64,972	$–	$(4,176)	$–	$60,796

Year ended December 31, 2013 (Successor)
Intangible assets subject to amortization	$64,972	$–	$–	$–	$64,972
Accumulated amortization	(4,176)	–	(6,682)	–	(10,858)

	60,796	–	(6,682)	–	54,114

Other intangible assets not subject to amortization	–	–	–	–	–

Total	$60,796	$–	$(6,682)	$–	$54,114

HVAC Division

(A business of ABB Ltd)

Notes to Combined Financial Statements

December 31, 2013, 2012 and 2011

As discussed in Note 2, other intangible assets as of May 16, 2012 were the result of the push down of fair value adjustments for intangible assets resulting from the acquisition of TNB by ABB. As a result of this valuation, no indefinite-lived intangible assets were identified in the 2012 Successor period. All identifiable intangible assets were deemed to have definite lives.

The following table reflects other intangible assets at December 31, 2013 and 2012:

	Gross Amount	Accumulated Amortization	Net Amount	Weighted Average Amortization Period
	(In thousands)
December 31, 2013 (Successor)
Other intangible assets subject to amortization:
Customer relationships	$38,400	$(3,671)	$34,729	17 years
Technology	17,600	(5,720)	11,880	5 years
Tradenames	8,922	(1,450)	7,472	10 years
Other	50	(17)	33	6 years

Total	$64,972	$(10,858)	$54,114

December 31, 2012 (Successor)
Other intangible assets subject to amortization:
Customer relationships	$38,400	$(1,412)	$36,988	17 years
Technology	17,600	(2,200)	15,400	5 years
Tradenames	8,922	(557)	8,365	10 years
Other	50	(7)	43	6 years

Total	$64,972	$(4,176)	$60,796

HVAC Division

(A business of ABB Ltd)

Notes to Combined Financial Statements

December 31, 2013, 2012 and 2011

Amortization of other intangible assets is included in selling, general and administrative (“SG&A”) expenses in the Business’ combined statements of operations. Amortization expense was $6.7 million for the year ended December 31, 2013; $4.2 million for the Successor period May 16, 2012 to December 31, 2012; $0.9 million for the Predecessor period January 1, 2012 to May 15, 2012; and $1.5 million for the year ended December 31, 2011.

Amortization expense for each of the five years subsequent to 2013 is estimated to be as follows:

Amortization Expense
(In thousands)
2014	$6,682
2015	6,662
2016	6,638
2017	4,438
2018	3,171

8. Income Taxes

The Business’ income tax provision was $5.8 million (effective rate of 30.2%) for the year ended December 31, 2013; $1.6 million (effective rate of 25.9%) for the Successor period May 16, 2012 to December 31, 2012; $1.0 million (effective rate of 29.9%) for the Predecessor period January 1, 2012 to May 15, 2012; and $3.6 million (effective rate of 28.3%) for the year ended December 31, 2011.

Undistributed earnings of foreign subsidiaries amounted to $3.2 million for the Predecessor period January 1, 2012 to May 15, 2012 and $9.6 million for the year ended December 31, 2011. These earnings were considered to be indefinitely reinvested by TNB and, accordingly, no provision for U.S. federal or state income taxes has been made in the Predecessor statements of operations. Undistributed earnings of foreign subsidiaries for the year ended December 31, 2013 and the Successor period May 16, 2012 to December 31, 2012 are not considered to be indefinitely reinvested and, accordingly, the Business has provided U.S. federal and state income taxes on such earnings.

Earnings before income taxes and income tax provision recorded by the Business are as follows:

	Successor		Predecessor
	Year ended December 31, 2013	May 16, 2012 to December 31, 2012	January 1, 2012 to May 15, 2012	Year ended December 31, 2011
	(In thousands)		(In thousands)
Pre-tax earnings	$19,178	$6,154	$3,183	$12,886
Income tax provision	5,799	1,592	951	3,644

Effective tax rate	30.2%	25.9%	29.9%	28.3%

The relationship of domestic and foreign components of earnings (losses) before income taxes is as follows:

	Successor		Predecessor
	Year ended December 31, 2013	May 16, 2012 to December 31, 2012	January 1, 2012 to May 15, 2012	Year ended December 31, 2011
	(In thousands)		(In thousands)
Domestic	$4,531	$(2,929)	$(7)	$3,288
Foreign	14,647	9,083	3,190	9,598

	$19,178	$6,154	$3,183	$12,886

HVAC Division

(A business of ABB Ltd)

Notes to Combined Financial Statements

December 31, 2013, 2012 and 2011

The components of the income tax provision are as follows:

	Successor		Predecessor
	Year ended December 31, 2013	May 16, 2012 to December 31, 2012	January 1, 2012 to May 15, 2012	Year ended December 31, 2011
	(In thousands)		(In thousands)
Current:
Federal	$3,456	$937	$–	$788
Foreign	3,855	2,900	1,161	3,656
State	462	66	–	133

Total current provision	$7,773	$3,903	$1,161	$4,577

Deferred:
Federal	$(1,693)	$(1,522)	$31	$223
Foreign	30	(619)	(276)	(1,198)
State	(311)	(170)	35	42

Total deferred provision	(1,974)	(2,311)	(210)	(933)

	$5,799	$1,592	$951	$3,644

The reconciliation between the U.S. federal statutory tax rate and the Business’ effective tax rate on earnings is as follows:

	Successor		Predecessor
	Year ended December 31, 2013	May 16, 2012 to December 31, 2012	January 1, 2012 to May 15, 2012	Year ended December 31, 2011
	(In thousands)		(In thousands)
Federal statutory tax rate	34.0%	34.0%	34.0%	34.0%
Increase (reduction) resulting from:
State taxes — net of federal tax benefit	(0.5)%	(2.0)%	3.1%	1.0%
Taxes on foreign earnings	(2.0)%	(6.2)%	(7.4)%	(6.2)%
Other	(1.3)%	0.1%	0.2%	(0.5)%

Effective tax rate	30.2%	25.9%	29.9%	28.3%

The Parent’s tax years are open for U.S. federal jurisdictions from 2009 through 2013 and from 2010 to 2013 for U.S. state jurisdictions. International statutes vary widely, and the open years range from 2007 through 2013.

HVAC Division

(A business of ABB Ltd)

Notes to Combined Financial Statements

December 31, 2013, 2012 and 2011

The components of the Business’ net deferred tax assets (liabilities) at December 31, 2013 and 2012 were:

	Successor
	2013	2012
	(In thousands)
Deferred tax assets
Pension and other benefit plans	$875	$1,346
Accrued compensation and benefits	1,388	1,239
Accounts receivable	289	316
Inventories	324	798

Total deferred tax assets	2,876	3,699

Deferred tax liabilities
Acquired intangibles	(21,965)	(24,616)
Property, plant and equipment	(2,418)	(3,244)
Undistributed foreign earnings	(1,385)	(675)

Total deferred tax liabilities	(25,768)	(28,535)

Net deferred tax liabilities	$(22,892)	$(24,836)

Balance sheet reconciliation
Current deferred tax assets	$1,823	$2,307
Non-current deferred tax assets	101	156
Current deferred tax liabilities	–	–
Non-current deferred tax liabilities	(24,816)	(27,299)

Net deferred tax liabilities	$(22,892)	$(24,836)

9. Pension and Other Postretirement Benefits

Employees and retirees of the Business are eligible to participate in Parent-sponsored pension and postretirement benefit plans. The benefit obligations and net periodic pension and postretirement costs are not material to the Business’ combined financial statements.

The following Parent sponsored plans are exclusive to employees of the Business: Mercer Union Employees’ Medical, Dental and Life Plan, Reznor Europe and Molimex Pension Plan, and Gaz Industries Retirement Indemnity Plan. The amounts included in the combined statements of financial position for the Business related to the three plans at December 31, 2013 and 2012 are as follows:

	Successor
	2013	2012
	(In thousands)
Current liabilities	$16	$36
Noncurrent liabilities	1,117	1,496
Accumulated other comprehensive income (loss)	42	(341)

Additionally, certain employees of the Business are eligible to participate in Parent-sponsored plans that are shared amongst the Parent’s businesses. These plans are as follows: T&B Qualified Pension Plan, T&B Bargaining Unit Pension Plan, T&B Restoration Plan, T&B Corporacion Mexicana Termination Indemnity Plan, T&B Corporacion Mexicana Seniority Premium Plan, T&B Monterrey Termination Indemnity Plan, T&B Monterrey Seniority Premium Plan, T&B Processos de Manufactura Termination Indemnity Plan, and T&B Processos de Manufactura Seniority Premium Plan.

HVAC Division

(A business of ABB Ltd)

Notes to Combined Financial Statements

December 31, 2013, 2012 and 2011

For plans that are shared amongst the Parent’s businesses, costs are reflected in the Business’ combined statements of operations as though the Business participates in a multiemployer arrangement. The total cost of the plans is determined by actuarial valuation and the Business receives an allocation of the cost of the plans based upon headcount by division for the applicable location. Pension and postretirement assets and liabilities are retained by the Parent.

Net periodic pension and postretirement cost (benefit) amounts included in the combined statements of operations are documented in the table below.

	Successor		Predecessor
	Year ended December 31, 2013	May 16, 2012 to December 31, 2012	January 1, 2012 to May 15, 2012	Year ended December 31, 2011
	(In thousands)		(In thousands)
Company sponsored plans	$208	$124	$112	$139
Multiemployer plans	(364)	(22)	365	641

Total	$(156)	$102	$477	$780

10. Stock Based Compensation

Employees of the Business participate in Parent-sponsored share-based payment plans for key employees. Stock-based compensation expense allocated by the Parent to the Business is not material to the Business’ combined financial statements.

ABB and TNB sponsored plans are summarized below.

ABB Management Incentive Plan (Successor)

Under the Management Incentive Plan (“MIP”), ABB offers stock options and cash-settled warrant appreciation rights (“WARs”) to key employees for no consideration. The WARs and options granted under the MIP allow participants to purchase shares of ABB Ltd at predetermined prices. Participants may sell the WARs and options rather than exercise the right to purchase shares. If the participant elects to sell the WARs or options, the instruments will thereafter be held by a third party and, consequently, ABB’s obligation to deliver shares will be toward this third party.

Participants may exercise or sell WARs and options after the vesting period, which is three years from the date of grant. Vesting restrictions can be waived in certain circumstances such as death or disability. All WARs and options expire six years from the date of grant.

Share-based compensation expense for participation by employees of the Business in ABB’s share-based payment plans was $0.3 million for the year ended December 31, 2013 and $0.1 million for the Successor period May 16, 2012 to December 31, 2012.

TNB Plans (Predecessor)

Prior to the ABB acquisition, TNB provided key employees with three share-based payment arrangements: stock options, nonvested shares, and performance units.

TNB’s option grants qualified for classification as equity and such grants contain no provisions to allow an employee to force cash settlement by TNB. TNB’s stock options do not contain future market or performance conditions. TNB elected a straight-line amortization method of the stock-based compensation expense over the requisite service period (vesting period). Compensation expense associated with option grants was recorded as SG&A expenses and cost of sales, similar to other compensation expense for the grant recipient.

TNB’s nonvested share (restricted stock) awards qualified for classification as equity and such awards contained no provisions to allow an employee to force cash settlement by TNB. The initial measurement date was the award date. TNB elected a straight-line amortization method of the stock-based compensation expense over the requisite service period (vesting period). Compensation expense associated with nonvested restricted stock awards was recorded as SG&A expenses and cost of sales, similar to other compensation expense for the award recipient.

HVAC Division

(A business of ABB Ltd)

Notes to Combined Financial Statements

December 31, 2013, 2012 and 2011

TNB awarded performance units in December 2011 and December 2010 to executives and key management. The performance units are subject to a requisite 3-year service period beginning January 1 following each award date and are subject to a market condition calculated based on the TNB’s relative total shareholder return (“TSR”) against the S&P 400 MidCap Index. Upon satisfaction of the vesting terms, units convert to shares of TNB’s common stock with 50% payout upon achievement of TSR in the 35th percentile (minimum), 100% payout upon achievement of the 50th percentile (mid-point) and 200% payout upon achievement of the 80th percentile (maximum).

Upon a change of control, all awards became fully vested. The ABB acquisition qualified as a change in control per the provisions of TNB’s plans. As such, accelerated share-based compensation expense of $1.3 million was recognized by the Business and recorded in acquisition-related expenses in the combined statements of operations.

Total stock-based compensation expense of $1.4 million was recognized during the Predecessor period January 1, 2012 to May 15, 2012, including $1.3 million of accelerated vesting noted above, and $0.6 million for the year ended December 31, 2011 for participation by employees of the Business in TNB’s share-based payment plans.

11. Leases

The Business is party to various leases relating to plants, distribution facilities, office facilities, vehicles and other equipment. Related real estate taxes, insurance and maintenance expenses are normally obligations of the Business. Capitalized leases are not significant and future obligations relating to capital lease arrangements are approximately $0.1 million at December 31, 2013.

Future minimum payments under non-cancellable operating leases with initial or remaining terms greater than one year consisted of the following at December 31, 2013:

Operating Leases
(In thousands)
2014	$3,239
2015	2,625
2016	1,042
2017	902
2018	678
Thereafter	1,434

Total minimum operating lease payments	$9,920

Rent expense for operating leases was $3.8 million for the year ended December 31, 2013; $2.4 million for the Successor period May 16, 2012 to December 31, 2012; $1.4 million for the Predecessor period January 1, 2012 to May 15, 2012; and $3.0 million for the year ended December 31, 2011.

12. Contingencies

Legal Proceedings

The Business is involved in legal proceedings and litigation arising in the ordinary course of business. In those cases where the Business is the defendant, plaintiffs may seek to recover large and sometimes unspecified amounts or other types of relief and some matters may remain unresolved for several years. Such matters may be subject to many uncertainties and outcomes which are not predictable with assurance. The Business has provided for losses, if applicable, to the extent probable and estimable.

HVAC Division

(A business of ABB Ltd)

Notes to Combined Financial Statements

December 31, 2013, 2012 and 2011

Guarantee Arrangements

The Business generally warrants its products against certain manufacturing and other defects. These product warranties are provided for specific periods of time and usage of the product depending on the nature of the product, the geographic location of its sale and other factors. The accrued product warranty costs are based on historical experience of actual warranty claims as well as current information on repair costs. Estimated accrued warranty liabilities resulting from these arrangements were approximately $1.1 million at both December 31, 2013 and 2012.

The Business also continues to monitor events that are subject to guarantees to identify whether it is probable that a loss has occurred, and would recognize any such losses under the guarantees at fair value when those losses are probable and estimable.

13. Related Party Transactions

Historically, the Business has been managed and operated in the normal course of business with other businesses of the Parent. Accordingly, certain shared costs have been allocated to the Business and reflected as expenses in the stand-alone combined financial statements. Management of the Parent and the Business consider the allocation methodologies used to be reasonable and appropriate reflections of the historical Parent expenses attributable to the Business for purposes of the stand-alone financial statements; however, the expenses reflected in the combined financial statements may not be indicative of the actual expenses that would have been incurred during the periods presented if the Business operated as a separate, stand-alone entity. In addition, the expenses reflected in the combined financial statements may not be indicative of expenses that will be incurred in the future by the Business.

Corporate Costs/Allocations

As noted above, the combined financial statements include significant corporate costs incurred by the Parent for services that are provided to or on behalf of the Business. These costs consist of allocated cost pools and direct costs. Corporate costs have been directly charged to, or allocated to, the Business using methods management believes are consistent and reasonable. Direct costs are incurred directly by the Business based on negotiated usage rates and dedicated employee assignments. The method for allocating corporate costs to the Business, including costs incurred as a result of the ABB acquisition, is predominantly based on the percentage of the Business’ revenues to the total revenues of the Parent. However, the historical results of operations reflected in the combined financial statements may not be indicative of the results of operations if the Business historically operated as a separate, stand-alone entity.

HVAC Division

(A business of ABB Ltd)

Notes to Combined Financial Statements

December 31, 2013, 2012 and 2011

The allocated costs included in cost of sales, selling, general, and administrative expenses, and acquisition-related expenses in the combined statements of operations were as follows:

	Successor		Predecessor
	Year ended December 31, 2013	May 16, 2012 to December 31, 2012	January 1, 2012 to May 15, 2012	Year ended December 31, 2011
	(In thousands)		(In thousands)
Cost of sales
Business direct	$1,069	$727	$437	$1,074

Total cost of sales	1,069	727	437	1,074

Selling, general, and administrative expenses
Business direct	796	710	426	1,133
Corporate costs	2,065	1,335	1,202	2,903

Total selling, general, and administrative expenses	2,861	2,045	1,628	4,036

Acquisition related expenses
Change in control payments and related costs	–	2,006	1,595	–
Accelerated stock vesting	–	–	182	–

Total acquisition related expenses	–	2,006	1,777	–

	$3,930	$4,778	$3,842	$5,110

Cash Management and Financing

The Business participates in the Parent’s centralized cash management and financing programs. Disbursements are made through centralized accounts payable systems which are operated by the Parent. Cash receipts are transferred to centralized accounts, also maintained by the Parent. As cash is disbursed and received by the Parent, it is accounted for by the Business through net parent investment. All short and long term debt is financed by the Parent, not the Business, and financing decisions for wholly and majority owned subsidiaries are determined by Parent’s treasury operations.

14. Subsequent Events

These combined financial statements reflect management’s evaluation of subsequent events, through July 8, 2014, the report issuance date.